Exhibit 99.1

U.S. Rare Earth Minerals, Inc. Announces Reverse Stock Split

FOR IMMEDIATE RELEASE

Date: August 13, 2018

PANACA, NV – August 13, 2018 – U.S. Rare Earth Minerals, Inc., (OTCQB: USMN)

Announced today that the Board of Directors has voted to approve a one for thirty, reverse split of its common stock effective August 27, 2018.

Due to a Shareholder Written Consent Action, the Board determined that it was in the best interests of the Company to reverse split the common stock of the Company on a one (1) for thirty (30) basis because the Company’s stock is currently quoted $0.03 (Bid) and $0.04 (Offer) affording little or no liquidity for the shareholders. It is the belief of the Board that the reverse split will cause the Bid and Offer prices to increase, creating the possibility for the stock to trade at more reasonable prices and a more reasonable spread between the Bid and Offer prices.

The Company is currently authorized to issue 300,000,000 shares of Common Stock. As a result of the one (1) for thirty (30) reverse stock split, the authorized shares will not change. As of August 1, 2018, there were 111,336,350 shares of Common Stock outstanding. As a result of the reverse stock split, there will be approximately 3,711,211 shares of Common Stock outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares). The reverse stock split will not have any effect on the stated par value of the Common Stock. As of August 1, 2018, there were 440,500 outstanding shares of the Company’s Preferred Stock. After the Reverse Stock Split, the Company’s outstanding shares of preferred stock will be 14,683 and the authorized preferred stock of 50,000,000 shares will remain unchanged. The Reverse Stock Split will not have any effect on the stated par value of the Preferred Stock.

U.S. Rare Earth Minerals, Inc.

U.S. Rare Earth Minerals, Inc. (USMN) is engaged in the sales and distribution of products derived from the Company’s mining activities in Nevada relating to certain natural mineral deposits and other natural rare earth minerals. Products of USMN consist of natural minerals for animal consumption as well as agricultural products sold under the brand name EXCELERITE®. Customers of USMN include some of the world’s most widely recognized companies that have well known consumer brands. USMN is headquartered in Panaca, Nevada and has executive offices in Dubuque, IA. The company maintains a web site at: www.us-rem.com.

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of U.S. Rare Earth Minerals, Inc., and members of management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

USMN Contact Information
Corporate Management Inquiries: corporate@us-rem.com
Production & Sales: excelerite@us-rem.com
Press & Media: pressinquiry@us-rem.com